EXHIBIT 10.2

March 2, 2006                                                                                                           #1012780
                            TV-05356W, Supp. No. 1
Mr. Robert Van Namen
Marketing and Operations VP
United States Enrichment Corporation
Two Democracy Center, Tenth Floor
6903 Rockledge Drive
Bethesda, MD  20817-1818

Dear Mr. Namen:

This letter will confirm arrangements agreed upon between representatives of United States Enrichment Corporation (“USEC”) and the Tennessee Valley Authority (“TVA”) for TVA to make available, and for USEC to take, Additional Energy as provided for under subsection 2.2(e) of the Power Contract numbered TV-05356W and dated July 11, 2000 (“Power Contract”).  This letter also confirms related arrangements to replace Article IV of the Power Contract with the new Article IV attached hereto.

It is understood and agreed that:

1.
As set forth in the following table, TVA will make available, and USEC will take, Additional Energy in the amounts of the specified additional availability amounts at the specified prices during the specified hours of the specified Supply Period:

Supply Period	Additional Availability Amount	Additional Energy Price
06/01/06 HE 0100 CDT to 08/31/06 HE 2400 CDT	600 MW All Hours	$66.00/MWh All Hours
(a total of 1,324,800 MWh)

2.
During the Supply Periods, the total amounts of power available to USEC under the Power Contract will be increased by the sum of the additional availability amounts designated by TVA in accordance with section 1 above and USEC shall take such increased amounts; provided, however, that it is expressly recognized that the Additional Energy made available under the arrangements described by this confirmation will be subject to suspension as Interruptible Baseline Energy in accordance with Attachment 2 to the Power Contract.

3.
For billing purposes, USEC’s minimum energy takings under the Power Contract shall be deemed to have been increased by the additional availability amounts so designated by TVA and the Additional Energy price specified in section 1 above shall be applied to the resulting additional minimum energy takings in accordance with subsection 2.6(b) of the Power Contract to increase the Power Bill.

4.
From and after the meter-reading time on June 1, 2006, the Power Contract is further supplemented and amended by replacing Article IV thereof with the substitute Article IV attached to this letter agreement.  Further, it is expressly recognized that the credit assurance provisions of the attached Article IV shall apply with respect to any obligations under the Power Contract as it may be amended, including, without limitation, the Additional Energy arrangements provided for by this letter agreement and, unless otherwise agreed, with respect to any subsequent Additional Energy arrangements entered into under the Power Contract.

5.
It is recognized that TVA and USEC have agreed in principal to Quantity and Pricing of Baseline Energy for the first annual period of Period Two, subject to the final approval of the TVA Board of Directors and the execution of final documents to reflect that agreement.  It is further recognized and agreed that nothing related to any failure to complete such final documents shall excuse the performance of either party under this letter agreement.

If the foregoing satisfactorily states the understanding between us, please have a duly authorized representative execute this Confirmation on behalf of USEC and return by facsimile an executed copy to Mike Davis at (423) 751-3387.  Also please return one executed copy by mail to Mike Davis, Tennessee Valley Authority, 1101 Market Street MR 2A, Chattanooga, Tennessee 37402.

Sincerely,

/s/ Clyde S. Harmon                                          /s/ Bruce S. Schofield
Clyde S. Harmon                                                Bruce S. Schofield
Sr., Manager, Origination                                 Vice President, Industrial Marketing and Account Management

Accepted and agreed to as of
the date first above written.

UNITED STATES ENRICHMENT CORPORATION

By:               /s/ Robert Van Namen
Name:         Robert Van Namen
Title:           Marketing and Operations VP

[ATTACHMENT ON FOLLOWING PAGE]

ATTACHMENT

ARTICLE IV

FINANCIAL RESPONSIBILITY AND INFORMATION

Section 4.1 – ADDITIONAL DEFINITIONS

In addition to the terms defined in Article I above, the following additional defined terms shall be applicable for purposes of applying the provisions of this Article IV.

4.1.1           “Commercial Credit Rating” shall mean a credit rating assigned by Standard and Poor’s (S&P), Moody’s Investor Services, Inc. (Moody’s), or Fitch Ratings (Fitch) (such agencies are hereafter individually referred to as a Rating Agency or collectively referred to as Rating Agencies) to a rated entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements), or if such entity does not have a rating for its senior unsecured long-term debt obligations, then the rating assigned to such entity as an issuer rating by S&P, Moody’s or Fitch.

4.1.2           “CRR” shall mean the customer risk rating assigned by TVA under TVA’s credit policy for the purpose of classifying its customers, suppliers, and vendors according to the level of risk deemed by TVA to be associated with their financial condition.  Such ratings are assigned by TVA, and updated from time to time, as a result of quantitative financial analysis, as well as consideration of subjective judgments about both the entity being rated and market conditions.  In the event of any change in Company’s CRR which will cause a change in the amount of Performance Assurance, if any, that Company is obligated to provide to TVA under section 4.5 of this Article, TVA will promptly give Company written notice of the revised CRR and, for purposes of this contract, such revised CRR will be deemed to be effective:

(a)	as of the date of such notice, if the revised CRR is a higher rating than Company’s previously effective CRR, or

(b)	5 business days after the date of such notice, if the revised CRR is a lower rating than Company’s previously effective CRR.

4.1.3           The following CRRs referred to as “Superior,” “Strong,” “Satisfactory,” “Acceptable,” and “Below Investment Grade Rating,” shall be defined and assigned to Company under the following framework:

(a)	If a Commercial Credit Rating is not assigned by the Rating Agencies, then TVA shall determine the appropriate CRR in its sole discretion under its credit policy.

(b)
If a Commercial Credit Rating is assigned by a Rating Agency or Rating Agencies, then the CRR will be deemed to be as is shown on the chart below, unless there are multiple Rating Agencies and their Commercial Credit Ratings are not equivalent under TVA’s CRR system, in which case subsection (c) will apply.

(c)	If more than one Rating Agency provides a Commercial Credit Rating and such ratings do not provide equivalent CRRs under the below chart, then the following will apply:

(i)	if two Rating Agencies provide a Commercial Credit Rating and those ratings equate to different CRRs (according to the chart below), then the lower CRR will govern;

(ii)	if three Rating Agencies provide a Commercial Credit Rating and those ratings equate to three different CRRs (according to the chart below) then the middle CRR will govern;

(iii)	if three Rating Agencies provide a Commercial Credit Rating and those ratings equate to two different CRRs (according to the chart below) then the two equivalent CRRs will govern.

Chart Comparing TVA CRR Ratings to the Commercial Credit Ratings of Rating Agencies
TVA CRR	S&P Commercial Credit Rating	Moody’s Commercial Credit Rating	Fitch Commercial Credit Rating
Superior	AAA	Aaa	AAA
Strong	AA+ to AA-	Aa1 to Aa3	AA+ to AA-
Satisfactory	A+ to A-	A1 to A3	A+ to A-
Acceptable	BBB+ to BBB-	Baa1 to Baa3	BBB+ to BBB-
Below Investment Grade Rating	BB+ or lower	Ba1 or lower	BB+ or lower

4.1.4           “Credit Risk” shall mean:

(a)
an amount reasonably determined by TVA as approximating all charges applicable for a 75-day period either under this contact or any previous power arrangement, including, but not limited to, all amounts Company owes or will owe for power and energy made available for, or delivered during, that period and without regard to whether or not a bill has been rendered for such amounts, less,

(b)	the amount of credit risk protection afforded to TVA by any then-existing Performance Assurance already covering TVA’s risk of non-payment of the amount designated by TVA;

Provided, however, that during any period when Company is deemed to have a CRR that is equal to a Below Investment Grade Rating so that the payment obligations provided for below in paragraph b of section 4.5 are applicable, the 75-day period provided for in (a) above shall be reduced to 45-days to reflect the revised payment obligations provided for in said paragraph.

4.1.5           “Collateral Threshold” shall mean the dollar amount or amounts specified in section 4.3 of this Article to reflect the amount of credit that will be extended to Company without Performance Assurance being provided by Company.

4.1.6           “Performance Assurance” shall mean collateral in the form of either:

(a)	a cash deposit,

(b)	a Letter of Credit, in form and substance acceptable to TVA, issued by a financial institution which has and maintains at least a Satisfactory CRR.

(c)
other security acceptable to TVA and agreed to in writing by the parties to this contract, including, without limitation, a corporate guaranty, in form and substance acceptable to TVA, by an entity which has and maintains at least an Acceptable CRR; provided however, that such a guaranty will only be acceptable to secure Performance Assurance equal to the Collateral Threshold which TVA would assign to such entity if it were the party contracting with TVA for the power supply arrangements that are provided for in this contract.

SECTION 4.2 – CRR AS OF CONTRACT EXECUTION

As of the date that this contract was executed, Company has been determined by TVA to have a CRR which qualifies as a Below Investment Grade Rating.

SECTION 4.3 – COLLATERAL THRESHOLD

At all times that Company has and maintains at least an Acceptable CRR, the amount of the Collateral Threshold will be the applicable amount set forth in the table below as corresponding to Company’s then existing CRR.  At any other times, the amount of the Collateral Threshold shall be deemed to be zero.  Company and TVA agree that from time to time exceptional circumstances may occur that merit either an increase or a decrease in Company’s Collateral Threshold amounts.  Accordingly, at any such time, TVA may in its discretion revise the Collateral Threshold amounts upward or downward upon 30 days’ written notice to Company.

COMPANY’S CRR	COLLATERAL THRESHOLD
Superior	$0
Strong	$0
Satisfactory	$0
Acceptable	$0

As set out in the above table, Company’s current Collateral Threshold is zero.  At such time, if any, that Company determined to have an Acceptable CRR or higher, TVA will determine a Collateral Threshold appropriate to Company’s CRR.

SECTION 4.4 – FINANCIAL INFORMATION

(a)	For TVA’s use in evaluating Company’s financial condition, at TVA’s request, Company shall provide to TVA:

(i)	within 120 days following the end of each Company fiscal year, a copy of Company’s annual report containing consolidated financial statements for such fiscal year;

(ii)
within 60 days after the end of each of its first three fiscal quarters of each such fiscal year, a copy of Company’s quarterly report containing consolidated financial statements for such fiscal quarter; and

(iii)	such different or additional financial information as TVA may from time to time reasonably request for TVA’s use in evaluating Company’s financial condition;

provided, however, Company shall not be required to provide TVA with such information if:

(i)	the information is publicly available and accessible by TVA, or

(ii)	Company is rated by S&P, Moody’s or Fitch.

(b)
In all cases the statements to be provided under (a) above shall be for the most recent accounting period and prepared in accordance with generally accepted accounting principles; provided, however, that should any such statements not be available on a timely basis due to a delay in preparation or certification, such delay shall not be a breach of this contract so long as Company diligently pursues the preparation, certification and delivery of the statements.  Further, it is expressly recognized that TVA prefers the financial statements provided under (a)(i) above to be audited financial statements and the unavailability of audited statements may be considered by TVA to be a negative factor in evaluating Company’s CRR.

SECTION 4.5 – PERFORMANCE ASSURANCE OBLIGATION

(a)
If at any time during the term of this contract the then-applicable Credit Risk exceeds the then-applicable Collateral Threshold, a Performance Assurance Deficiency in the amount of the excess shall exist.  Upon written notice from TVA of such Performance Assurance Deficiency, Company shall be obligated to promptly provide Performance Assurance or additional Performance Assurance as applicable, to TVA in an amount equal to the amount of such Performance Assurance Deficiency.

(b)	In addition, if at any time during the term of this contract, Company is deemed to have a CRR that is equal to a Below Investment Grade Rating, the following shall apply:

(i)
Notwithstanding Section 2 of the Terms and Conditions of the Power Contract, Company shall pay by using one of the electronic methods approved by TVA, all charges applicable under the Power Contract within ten (10) days after the date of any bill; provided, however, if the tenth day after the day of the bill is a non-business day, then payment shall be made by no later than the next business day.  If such charges are not paid within such period, then TVA may, upon 5 days’ written notice, discontinue supply of power to Company.  Any such discontinuance of supply shall not relieve company of its liability for minimum monthly charges or payment of past due amounts.

(ii)
Notwithstanding sections 2(b) and 2(c) of the Terms and Conditions, the late payment charges provided for in section 2(b) shall be applicable to any amount remaining unpaid after the end of the payment period provided for in subsection (i) above.

(iii)
Notwithstanding sections 2(b) and 2(c) of the Terms and Conditions, the early payment credit shall be applied as follows:  For any month that that Company pays its bill in full prior to the payment date established in subsection (i) above, TVA shall apply the amount of the Average Short Term Interest Rate (as defined in the Terms and Conditions) to the amount of such early payment for each day prior to the payment date for which the bill is paid.  No early payment credits shall be applicable for any payment that is not made prior to the payment date provided for in subsection (i) above.

SECTION 4.6 – FAILURE TO PROVIDE PERFORMANCE ASSURANCE

In the event of any Performance Assurance Deficiency arising under 4.5 above:

(a)
If Company does not fully remedy the Performance Assurance Deficiency by the date falling 10 days after the date when TVA gives notice of such deficiency under 4.5 above (or such later date as may be agreed upon), TVA shall have the right, upon 5 days’ notice, to discontinue the supply of power, and may refuse to resume delivery as long as Performance Assurance has not been provided to fully remedy the deficiency.  Discontinuance of supply under this paragraph (a) shall not relieve Company of its liability for minimum monthly charges or payment of past due amounts.

(b)
If Company does not fully remedy the Performance Assurance Deficiency by the date falling 30 days after the date when TVA gives a notice of such deficiency under 4.5 above, TVA shall have the right to consider the contract breached and to cancel the contract upon written notice that if full Performance Assurance is not received within 5 days (or such longer period as may be specified) after the date of said notice, the contract shall be deemed permanently breached and canceled; and such cancellation by TVA shall be without waiver of any amounts which may be due or of any rights, including the right to damages for such breach, which may have accrued up to and including the date of such cancellation.

SECTION 4.7 – SECURITY INTEREST

To the extent Company provides any Performance Assurance under section 4.5 of this Article, Company grants to TVA a present and continuing security interest in, and lien on (and right of setoff against), and assignment of, all cash collateral and cash equivalent collateral and any and all proceeds resulting therefrom or the liquidation thereof, whether now or hereafter held by, on behalf of, or for the benefit of, TVA, and Company agrees to take such action as TVA may reasonably require in order to perfect TVA’s first-priority security interest in, and lien on (and right of setoff against), such collateral and any and all proceeds resulting therefrom or from the liquidation thereof.  It is expressly recognized and agreed, however, that:

(a)
any security interest provided for under this section 4.7 above shall only apply to the specific collateral that is provided as Performance Assurance to meet Company’s obligations under this Article IV; and

(b)
by virtue of this section 4.7, TVA will have no security interest of other preferred interest in any other property of Company or in any other property of any other entity providing the Performance Assurance.  It is expressly recognized and agreed that this paragraph shall not affect any security interest that may be provided for under a separate agreement.

SECTION 4.8 – REMEDIES

Upon failure of Company to pay all charges applicable under this contract within 30 days after the date of any bill, or any shorter period for final payment or for correcting a Performance Assurance Deficiency applicable under any provision of this contract or any amendment or supplement to this contract, it is expressly recognized and agreed that TVA may do any one or more of the following:

(a)
exercise any of its rights and remedies with respect to such failure to pay and any of its rights and remedies  with respect to Performance Assurance, including any such rights and remedies under law then in effect;

(b)	exercise its rights of setoff against any and all property of Company in the possession of TVA;

(c)	draw on any outstanding letter of credit issued for its benefit; and

(d)
liquidate all Performance Assurance then held by or for the benefit of TVA, free from any claim or right of any nature whatsoever of Company or other pledgor of Performance Assurance, including any equity or right of purchase or redemption by Company or any such pledgor.